FS Investment Corporation 8-K
Exhibit 99.1

FOR IMMEDIATE RELEASE

FS Investment Corporation Increases Public Offering Price; Declares Two Regular Cash Distributions to be Paid in February; Also Issues Share Price Guidance

PHILADELPHIA, PA, February 15, 2012 – On February 9, 2012, the board of directors (the “Board”) of FS Investment Corporation (“FSIC”) approved an increase in FSIC’s public offering price from $10.65 per share to $10.70 per share and declared two regular semi-monthly cash distributions of $0.033594 per share each (an annualized rate of 7.5% based on FSIC’s new $10.70 per share public offering price), which will be paid in February.

This increase in FSIC’s public offering price will be effective as of FSIC’s February 16, 2012 semi-monthly closing and will first apply to subscriptions received from February 1, 2012 through February 15, 2012.

Both of the regular semi-monthly cash distributions of $0.033594 per share will be paid on February 29, 2012, the first to stockholders of record on February 15, 2012 and the second to stockholders of record on February 28, 2012.

“We are pleased that we’re able to increase our public offering price,” said Michael C. Forman, Chairman and Chief Executive Officer of FSIC.  “The loan market has experienced solid returns thus far in 2012 resulting in strong growth in the net asset value of our portfolio.  In addition, the strength of our capital raise has allowed us to invest in attractive opportunities, particularly proprietary transactions.”

The purpose of the price increase was to ensure that FSIC’s net asset value per share does not exceed FSIC’s offering price per share, after deduction of selling commissions and dealer manager fees, as required by the Investment Company Act of 1940, as amended.  Subject to market conditions, FSIC expects that the public offering price for its March 1, 2012 semi-monthly closing will be between $10.70 and $10.80 per share, and that the adjusted price, if any, would first apply to subscriptions received from February 16, 2012 through February 29, 2012.  The Board has not yet determined that a further adjustment to the newly-established offering price of $10.70 per share will be necessary.  In the event FSIC determines to adjust its current offering price, a separate announcement will be issued.

About FS Investment Corporation

FSIC, an investment fund sponsored by Franklin Square Capital Partners (“Franklin Square”), is a publicly registered, non-traded business development company (“BDC”).  A BDC such as FSIC is a type of investment fund that enables investors, including non-accredited investors (subject to certain state-specific suitability standards), to access the private debt asset class.  FSIC focuses primarily on investing in the debt securities of private companies throughout the United States, with the investment objectives of generating current income and, to a lesser extent, long-term capital appreciation for its investors.  FSIC is managed by FB Income Advisor, LLC and is sub-advised by GSO / Blackstone Debt Funds Management LLC, an affiliate of GSO Capital Partners LP (“GSO”).  GSO, with approximately $37.0 billion in assets under management as of December 31, 2011, is the credit platform of The Blackstone Group L.P.  For more information, please visit www.fsinvestmentcorp.com.

About Franklin Square Capital Partners

Franklin Square is a national sponsor and distributor of alternative investment products structured for the mainstream investor.  Founded in 2007 by an experienced group of alternative investment industry professionals, Franklin Square’s goal is to bring the benefits of an institutional-class investment portfolio to investors through exposure to innovative alternative investment products managed by what it deems to be best-in-class alternative asset managers.  Franklin Square believes that institutional investment portfolios, with their access to the strong return potential and diversifying power of alternative assets, are better-suited to manage risk and generate above-market returns than their traditional counterparts.  Franklin Square is committed to best practices and transparency, including a commitment to not fund distributions with offering proceeds or borrowings, mark-to-market pricing and a significant sponsor investment in its products.  Franklin Square distributes its sponsored financial products to the broker-dealer community through its affiliated wholesaling broker-dealer, FS2 Capital Partners, LLC.  For more information, please visit www.franklinsquare.com.

Certain Information About Distributions

The determination of the tax attributes of FSIC’s distributions is made annually as of the end of FSIC’s fiscal year based upon its taxable income and distributions paid, in each case, for the full year.  Therefore, a determination as to the tax attributes of the distributions made on a quarterly basis may not be representative of the actual tax attributes for a full year.  FSIC intends to update stockholders quarterly with an estimated percentage of its distributions that resulted from taxable ordinary income.  The actual tax characteristics of distributions to stockholders will be reported to stockholders annually on a Form 1099-DIV.

The payment of future distributions on FSIC’s common stock is subject to the discretion of the Board and applicable legal restrictions, and therefore, there can be no assurance as to the amount or timing of any such future distributions.

Forward-Looking Statements

This announcement may contain certain forward-looking statements, including statements with regard to the future performance of FSIC.  Words such as “believes,” “expects,” “projects,” and “future” or similar expressions are intended to identify forward-looking statements.  These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions.  Certain factors could cause actual results to differ materially from those projected in these forward-looking statements, and some of these factors are enumerated in the filings FSIC makes with the Securities and Exchange Commission.  FSIC undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.